Dig - The Dog Person's Dating App


FIND
SOMEONE
WITH OR
WITHOUT
A DOG
Who are you looking for?

Invest $99.00 minimum investment

4(a)(6) offering provided by Netcapital Funding Portal, Inc.

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Introduction

Dig Dates, Inc. ("Dig"), has developed a dating app that connects dog-people based on what is important to them: their need for their future significant other to be compatible with their four-legged companion and the lifestyle of being a dog owner or lover. Dig is a novel app at the intersection of the booming pet tech and online dating industries. We're seeing enthusiasm and excitement from hyperlocal events as well as national press.

Recommendations



Cindy Starr Former SVP Marketing at Vistaprint

"With one in five relationships starting through online dating, there is a need to help single people with dogs find a partner who will accept and love their 'family.' Dig has developed a great app that serves this fairly large audience. At a Dig launch event attended by both humans and dogs, I spoke with dog owners and dog lovers who were so excited about this service that they felt was perfect for them. Dig has established strong and strategic partnerships with local companies for their events and with national organizations who know the value of connecting with pet owners. The founders have done a fantastic job creating momentum with these partners and in the press while getting user feedback to continually improve the Dig experience. I'm impressed by their accomplishments so far and look forward to watching how they guide Dig to success in the future."



Jesse David Director of Corporate Development at BARK

“Leigh and Casey are driven, focused and impactful entrepreneurs. They're scrappy and personable, with a strong bias for action and a knack for getting things done. That they've chosen to direct their talents towards connecting dog people through Dig - The Dog Person's Dating App is for the benefit of dogs and dog parents everywhere. I'm looking forward to seeing all that they accomplish in the future.”

Pet Care Innovation PRIZE powered by PURINA



Dan Reus Pet Care Innovation Prize

"I got to meet Leigh and Casey last year as part of the Pet Care Innovation Prize, where we look for high potential early stage companies in pet care. I was impressed by their vision, what they accomplish with their resources, what they understand about aligning multiple players in pet, and how great they are at telling a story that the media and others can get behind. You just want them to succeed once you meet them. I look forward to hearing more success out of them soon!”

Testimonials



Jessica Kane

New York, NY

“Having worked in both the online dating and pet spheres I can say from experience that Dig really is the best of both worlds. More and more single millennials are turning to dog ownership, so the timing feels perfect for a service connecting singles through their love of pets. I've used Dig myself since its launch and have found myself eager to check out my new matches (and their pups) every day - it feels like I'm dating for me AND my dog, which adds a fun new twist to the regular world of online dating. The founders are also very impressive and a pleasure to work with - their dedication and marketing skills in particular are admirable (as is their ability to throw a fun, engaging pet-friendly event).”


nulo

Kat Easterling

Austin, Texas

“Nulo Field Marketing Manager Kat Easterling said she and her colleagues ‘jumped at the opportunity’ to partner with Dig. The collaboration ‘makes great sense, especially when [dog] nutrition and love are concerned,’ said Easterling... ‘We know what it’s like to be a startup. When we find those rock stars in the world, we nurture those relationships.’” - Austin Business Journal, 11/16/18

Problem

- Dog lovers want to date others who will welcome and accept their dogs as part of their lives. They need to sift out people who don't like dogs from general dating apps.
- We are witnessing a significant shift in the dating app world towards niche dating apps. In fact, the biggest player in the online dating game, the Match Group (25% market share), actually comprises 45 brands including big names such as Match.com, OkCupid, and Tinder, each targeting a slightly different market segment.
- Even though millennials spend an average of 10 hours a week on dating apps, ⅓ of people on dating apps never make it out to a real, in-person date because of the gamification of dating.
- Pet companies are searching for new means of connecting with and learning about the growing consumer base of millenial dog owners. The average dog owner spends $1,680 on their dog every year. Millennials spend on average between $1,700 and $2,085 on their pets annually, while dog owners spend more than cat owners. Three-fourths of Americans in their 30s own a dog and over half own a cat, compared to 50% of the overall population with dogs, and 35% with cats.

The Problem



Pet companies are searching for new means of connecting with and learning about the growing consumer base of millenial dog owners.



Dog lovers want to date others who will welcome and accept their dogs as part of their lives. They need to sift out people who don't like dogs from general dating apps. Happening now is a significant shift in the dating app world towards niche dating apps.



Even though millennials spend an average of 10 hours a week on dating apps, ⅓ of people on dating apps never make it out to a real, in-person date because of the gamification of dating.

Solution

- Dig creates a dating **community dedicated to dog-lovers and dog owners.** Dig is the best way for dog lovers and dog owners to connect and find a compatible date.
- Dig has unique features to **plan a dog-friendly date** from the app.
- Dig will present the 5 best dating profiles for each user everyday based on data and machine learning.
- The intelligent information and **data garnered from the Dig App offers valuable opportunities for the pet tech industry.** Dig is in a unique position to leverage the demand for new pet products and services.

The Solution

- The intelligent information and data garnered from the Dig App offers valuable opportunities for the pet tech industry. Dig is in a unique position to leverage the demand for new pet products and services.
- Dig creates a dating community dedicated to dog-lovers and dog owners. Dig is the best way for dog lovers and dog owners to connect and find a compatible date.
- Dig has unique features to plan a dog-friendly date from the app.
- Dig presents the 5 best dating profiles for each user everyday based on data and machine learning.


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Market

Market Opportunity:
Single Dog Owners

55%
Of single adults in the U.S. are pet owners, and pet ownership among singles is on the rise

89.7M
dogs in U.S. households. Americans are projected to spend $87 billion on their pets in 2018

Millennials now represent the 35% of all pet owners in the U.S. - the largest demographic of pet owners



Market Opportunity:
Online Dating



1 in 5 of all committed relationships in the U.S. start with online dating

Online dating is the 2nd most common way for heterosexual couples to meet



It's the most common way for homosexual couples to meet

Market Opportunity:
Pet Industry Expenditures


70
53
35
18
0
(In $ Billions)
2007
2009
2011
2013
2015
2017

Pet owners continue to increase their spending. Companies in pet tech and pet products and services need new access, information, and valuable "moments" to connect with pet lovers. Dig can provide this data and connection.

By 2020, the U.S. pet industry is expected to reach **$96 billion in sales**, according to Packaged Facts, a leading market research firm.

Pet Technology Investment Environment: Recent Investment and Acquisition Activity

Mars Petcare acquired Whistle, a maker of smart dog collars, for $117 million in 2015 with 100,000 subscribers, per reports.

Rover secured $155 million in 2018 in a round led by T. Rowe Price, vaulting the Seattle-based company's valuation up to $925 million. Los Angeles-based Wag brought in $300 million from the SoftBank Vision Fund in January, 2018 reaching a $610 million valuation with the funding.

PetSmart acquired pet food and product site Chewy.com in 2017, which had raised hundreds of millions in VC financing, for $3.35 billion, per reports.

Startups Petnet and Petcube have each raised more than $14 million since 2017.

So far in 2018, VCs have already invested $579 million across 33 deals in the pet tech space, In 2017, there was $311 million total invested across 40 deals.


Capital invested
Deal count
$600M
$540M
$480M
$420M
$360M
$300M
$240M
$180M
$120M
$60M
-
50
45
40
35
30
25
20
15
10
5
0
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018*
*As of November 9
PitchBook

Dogs and Dating Markets:

Pew Research Center says 15% of all American adults tried a mobile dating app in 2017, up from 3% in 2013. One-third of U.S. marriages now start from online dating.

55% of single adults in the U.S. are pet owners. According to the American Pet Products Association, in 2017 Gen Y/millennial pet ownership surpassed baby-boomer ownership to now account for 35 percent of all pet owners.

Pet-free Millennials are 39% more likely to own dog or cat in the future and are 77% more likely than any other generation to get a dog or cat while unmarried and not a parent.

Dig's Target Users:

The majority of Dig users are 25-35 year old single dog-lovers who live in US metro areas. Dig's users are strongly attached pet parents and those who see themselves as future pet parents who are comfortable with technology. Our target pet parents and future pet parents can be segmented by how they view their relationship with their dog using terminology and mottos regularly seen in the pet industry and by pet parents on social media. These are behavioral and conversational indications of target Dig users:

- Passionate dog-parents consider their dog to be their baby and their motto is, "all you need is love." Passionate future dog-parents are most likely to dogsit their friends' dogs or be foster-parents.
- Playful dog-parents say their dog is their best friend, and their motto is, "a tired dog is a happy dog." Playful future dog-parents take the long route on a walk to pass and see the dogs in the dog park.
- Practical dog-parents consider their dog to be part of their pack, and their motto is, "my dog's behavior is a reflection of me." Practical future dog-parents will stop mid-sentence to point out there's a dog nearby.

Dogs are already an integral part of the online dating scene:

PetSmart Charities surveyed 1,200 Match.com users and found:

- 70% of singles think their dates' reaction to their pet is important
- Men who were holding puppies were rated as nearly 27% sexier relative to every other man, as well as 14% more trustworthy
- 25% think that owning a dog is an asset to their dating life
- 51% feature at least one image of their dog on their dating profile

Wag, the dog walking app, surveyed 3,500 dog owners and found:

- 86% would break up with their significant other if they weren't into their dog
- 3 in 10 dog parents have used their dog to attract a potential partner
- 60% say they've been flirted with while walking their dog
- On dating apps, 73% of dog parents are more likely to engage with a person's profile picture if it includes a dog
- 78% of dog parents are more likely to go home with someone if they say they also have a dog

Millennials are considering dog-parenting needs in other major aspects of their lives already:

A survey released in July 2017 by SunTrust Mortgage found that a third of millennials who had already purchased their first home said they were influenced by the need to have space for a dog.

44% of all households in the United States have a dog and the amount of money spent on pets continues to rise. In 2017, a total of about 89.7 million dogs lived in households in the United States as pets. According to the American Pet Products Association, $60.28 billion was spent on pet industry expenditures in 2015, $66.75 billion in 2016 and $69.51 billion in 2017.

Competitive Landscape

Our Competitive Advantages

- 1st quality dating app dedicated to dog lovers and dog owners on the market
- The intelligent information and data garnered from the Dig App offers valuable opportunities for the pet tech industry. Dig is in a unique position to leverage the demand for new pet products and services.
- The array of pet services, companies, and stores partnering with Dig provide co-marketing, co-promotional, and B2B business opportunities in advertising and intelligent information
- Dig was selected as one of 12 companies to showcase at the 2018 Pets & Money Summit Spotlight. Dig was a 2018 MassChallenge Accelerator Finalist and a top 100 Semifinalist for a Startup of Year Competition. Dig was one of six companies featured at Purina's Pet Care Innovation Prize Showcase in Chicago in August 2018.
- Dig has multiple streams of revenue. The app currently includes three revenue generating features at no cost to the user with additional opportunities for pet industry companies to partner with Dig outside of the app through data packages and event sponsorships. Subscription tiers with additional in-app features will be developed and offered to users when the app hits a critical mass of 100,000 users.
- Co-Founder Leigh Isaacson has a strong background in journalism and TV news, which gives Dig a significant advantage when pitching stories to the press and getting free media attention.

Our business model and growth and investment strategies are all pet-tech focused rather than dating-app focused. Dig offers the pet tech market some key elements of value to the sector around the data we collect, our grassroots customer loyalty and touch, etc. However, the dating app world has already shown interest in us because of our ability to attract women to the dating app at higher rates. Given this, here is where Dig stands in the dating app world:

- There is not another quality dating app dedicated to dog lovers and dog owners. Other dog-related dating apps such as Tindog have created "dog-only" profiles for people to search and match with, and others such as "dog date afternoon" launched with rudimentary UI/UX and without a growth strategy. Other dog-lovers dating apps have announced they will launch, but do not have a launch date and are not backed by larger companies or funding. Major industry players such as Match offer the chance to search for dog owners and dog lovers, but it does not create a community dedicated to dog-people and therefore does not have the opportunity to offer non-intrusive advertising in the form of sponsored content. Dig has unique features to plan a dog-friendly date, offers a community dedicated to dog lovers, and is free for users.

Companies Making Acquisitions in Our Space

Business Model

Dig is not primarily a revenue driven company at this stage. We are raising capital to grow our user base and drive value. Our value is driven by the number of users we have, and we are looking for a pet industry partner who knows how to monetize that best in the pet industry.

Dig will have four main revenue streams: In-App Advertising, Event Sponsorships, Monthly Subscription Tiers, and Data Packages. Dig's greatest value is its data, and the number of users directly affects that value. Therefore, in 2018 and 2019 Dig is foregoing opportunities for revenue in exchange marketing. For example, a company that may normally pay $125 to be featured on the in-app advertising section the "Daily Deal" may be given that feature for free if the company marketed Dig to its users via customer emails, social media marketing, or an otherwise agreed upon method.

Event Sponsorships:

For the first half of 2019, Dig plans on hosting 2 events per month with an average of 20 vendors at each event. After June, Dig will host 3 events per month with an average of 20 vendors per event. Dig vendors pay between $50-$250 per event. Some vendors may get reduced rates for volunteering or marketing Dig to customers, followers, and communities. Videos and photos of past events may be viewed at DigDates.com/pastevents/.

In-App and Content Advertising:

Companies pay to be featured on the app in Dig's "Daily Deal" section, in a "tip or trick of the day" push notification, or in the "dog-friendly locations" list. Dig offers packages for multiple daily deal, tip or trick of the day, or location list purchases or a single daily deal can be purchased for $125. In 2018 Dig used these feature locations for marketing trades as well as for revenue. Current in-app advertising packages range from $150 - $1,000 and are listed at DigDates.com/partner. Five days each month are left unsold in order to account for free promotion of rescue dogs, makeup days for technical problems, and additional trade packages for marketing. In 2019, Dig will have only one region available for in-app advertising sales. In 2020, Dig plans to begin regionalizing the in-app advertising (for example, US East Coast and West Coast users), and therefore additional daily deals may be sold per day.

Dig plans to charge for branded content on the Dig Unleashed blog at DigDates.com/unleashed. A small dog-company in Austin paid $125 for a unique sponsored article written by a Dig intern content creator, for example. This price will change based on market value and with growing readership.

Future Revenue Opportunities in Data and Subscriptions:

Dig has the unique opportunity to be the world's premier source for data about single dog owners and aspiring dog owners. Dig will be a major data player in the booming pet space and a significant data source for industry leaders. Dig will be able to start answering the key industry question: What can we learn so dogs and dog lovers can live healthier, longer, and more joyous lives together? This information is key for understanding the future of pet services and products that pet parents want, and key industry players have already indicated interest in the unique information. Dig is preparing for this opportunity by building the scalability and capacity into our technology and by dedicating data scientists to the Dig team.

As we grow, we will work with smaller dog-related businesses to learn from and to begin monetizing our data. We will begin by pricing our data at $1 per user in mid-2019 as we work with early strategic partners and small pet-businesses. Prices will increase each year along with our capabilities and Dig will be able to take on additional contracts each month over time.

Additionally, once Dig hits a critical mass of 100,000 users, we may offer tiered monthly subscription options for users that will provide additional features on the Dig app. According to secondary market research, about 10% of dating app users choose to pay for a monthly subscription for their dating apps. Other dating app subscription prices range from $2.99 - $15.99 per month. With additional development, Dig has plans to offer the first two tier options at $2.99 and $5.99 per month.

The App - Sponsored Features


Dog-Friendly Locations
Daily Deal
Tip or Trick of the Day
Dog-Friendly Locations
YOUR DAILIES
Pet Grooming On Demand
Tip of the day
- The Farmer's Dog


Dig's Intelligent Information
Unique B2B Opportunities and Examples
1. Dig reaches both dog owners and aspiring dog owners - a valuable opportunity for **large pet brands** like Nulo Pet Food to connect with Dig users on an emotional level before they get a dog through in-app sponsorships and co-promotional campaigns.
2. Dig users connect and share significant lifestyle, health, and aspirational information about their dogs in their bios, photos, and in conversations with other users. **Small pet companies** like PupJoy will benefit from learning about their customers on Dig through Dig Data Portraits.
3. A successful relationship created signifies a valuable and important moment in the dog's life when it may go from one owner to two - doubling possible household resources and time for the dog. **Pet industry leaders** like Purina and Mars Petcare and **dog-friendly brands** such as WeWork will benefit knowing this valuable lifestyle change opportunity.

Progress

Dig launched as an iOS app on the App Store just before Valentine's Day, 2018 and launched on Google Play in October 2018. As of November, 2018 more than 14,500 unique users have downloaded Dig, and dozens of companies have paid to be featured on the app or traded with Dig for marketing. Dig has a unique, scalable, and cost-efficient template for user acquisition by city through the events and the partners, press, and new users they glean. Hyper-local growth through sponsored dog-friendly events, regional press, and local partnerships ensures a fast way for Dig to enter new markets through the dog-community that also builds goodwill and brand affinity.

Dig Acquires Customers and Drives Revenue and Value through:

- Dog-Friendly Events and Experiences
- Digital Marketing Partnerships
- Public Relations and Press
- Content Distribution to Influencers
- Digital Advertising
- Event Sponsorships
- Strategic Pet Industry Partnerships
- Consumer Data Shares

Growth Tactics:

- Use our analytics to target/retarget users and identify growth opportunities
- Build up marketing and data team to capitalize on the wave of momentum that has been created by our events and press
- Focus on efficiently driving the value of the company through acquiring and retaining customers, continually developing and advancing technology & data analytics, and continuing to push on revenue models through advertising and co-promotional partners
- Continue to throw regional launch parties
- Continue implementing efficient press relations and media campaign
- Build up local brand ambassadors and event specialists to focus on outreach and both client and partner acquisition in each launch city post launch
- Continue to advance technology to drive more data analytics and offer users and customers a continually improving interface and experience
- Launch social media influencer digital campaigns
- As Dig achieves more users, offer subscription tiers with additional features for users
- Strengthen strategic co-marketing and data share partnerships with local, regional, and national brands
- Explore and develop new strategic partnerships to support growth plan
- Raise appropriate funds to be able to sustain company during growth phase and through a potential exit scenario

Event Growth Strategy:

Dig has a unique, scalable, and cost-efficient template for user acquisition by city. Hyper-local growth through sponsored dog-friendly events, regional press, and local partnerships ensures a fast way for Dig to enter new markets through the dog-community that also builds goodwill and brand affinity.

- Dig event specialists find local dog-business sponsors for each Dig launch event. Sponsors pay for vendor space to provide entertainment, activities and giveaways at the event, and they market Dig and the event to their customers and social media followers. Dig event specialists are paid a portion of their successful sales.
- Dig events are held in partnership with WeWork. Dig provides WeWork content for their #dogsofWeWork campaign and a list of attendees. WeWork gives Dig space, beer, marketing and event staff for for free for all events.
- Dig's events are efficient and scalable "plug-and"play" templates that are easy for interns and event specialists to take over. Two Dig event specialists worked on the Dig San Francisco and Dig Austin launch events.
- Dig's most recent 3 events and corresponding press and awareness brought a total of 4,000 iOS downloads. Dig expects the download number to rise in the future with the recent release of the Android platform. The cost of the events and user acquisition were covered by the dog-business sponsorships.
- Dig's events draw the attention of and enable larger content distribution and promotional partnerships with companies such as Rover, BarkBox, and Pet Supplies Plus, and innovative growth and data partnerships with companies such as PupJoy. Dig strategically brings on 1-5 regional companies and 15-20 small companies for the combination of significant campaigns and hyperlocal reach.
- Dig will hire additional event specialists to run 30 Dig events across the country in 2019 using this template. In addition, Dig will spent $1-$5 per download on digital advertising, will continue with the press outreach, and will start data-share partnerships to drive user growth and retention to reach our first milestone of 100,000 active users.

City by City Expansion Plan


SEATTLE
PORTLAND
SAN FRANCISCO
LAS VEGAS
LOS ANGELES
SAN DIEGO
PHOENIX
TUCSON
DENVER
ALBUQUERQUE
DALLAS
AUSTIN
MINNEAPOLIS
CHICAGO
DETROIT
ST.LOUIS
NASHVILLE
NEW ORLEANS
ATLANTA
CHARLOTTE
CHARLESTON
SAVANNAH
ORLANDO
MIAMI
WASHINGTON, DC
NYC
BOSTON
2018
2019

Dig marketing and advertising also includes:

- Business website: DigDates.com and DigDates.com/unleashed blog
- Social media marketing: @DigDates on Instagram, Twitter, and Facebook
- Email marketing: Dig uses Mailchimp for email campaigns to current users and emails collected through partnerships and raffles
- Mobile marketing: Dig connects with current users through the Dig App and push notifications
- Search engine optimization
- Print marketing materials: Dig has (brochures, flyers, business cards)
- Public relations: Dig has utilized the connections and expertise of Social Wise Communications for Public Relations and Press campaigns
- Trade shows: Dig is invited to showcase at trade shows, competitions, and other technology and pet-related events nationwide such as the Coulter Idea Pitch, Innovate Celebrate Conference, MassChallenge Boston Showcase, Pets and Money Summit 2018, the Pet Care Innovation Prize Showcase in Chicago, and more.
- Word-of-mouth: Social followers generically share Dig social media content in part because all dogs featured in @DigDates marketing and on Instagram are available for adoption from Louisiana shelters.
- Referrals: The Dig app encourages users to share the app with friends through push notifications and pop up messages after positive interactions such as matches and “digs”
- Social Media and Online Advertisements: Facebook, Instagram, Google, Apple Search Digital Ads, Influencer campaigns, and online raffle giveaways with partners
- Additional Opportunities: Dig uses analytics to identify possibilities to target/retarget new and returning users and for reengagement

Design elements used to market Dig:

- Logo: Dig’s logo spells Dig and is also in the shape of a dog face. Dogs dig and people can “dig” each other

  dig
  THE DOG PERSON’S DATING APP

- Pop up signage: Dig brings easily of movable signage to Dig events featuring photos of adoptable dogs, Dig’s logo, and explanations of how to download Dig on the App Store and Google Play Store
- Dig Branded Content: Builds SEO and partnerships. Helps shape the brand voice and build brand loyalty.
- Branded Apparel: For Dig employees at events and for partners
- Branded giveaways: Dig creates “My Mom’s Single” and “My Dad’s Single” tags to give back to our users and gain brand loyalty
- Email Marketing - We email our users with exciting new Daily Deals and events happening with emails featuring special Dig design elements such as the logo, Dig dots, and Dig colors

Target Dig Users

Dig has users ranging from 18 - 65+ years old. Dig’s most active and target users are 25-35 year old single dog-lovers who live in US metro areas. Dig’s users are strongly attached pet parents and those who see themselves as future pet parents who are comfortable with technology. Our target pet parents and future pet parents can be segmented by how they view their relationship with their dog using terminology and mottos regularly seen in the pet industry and by pet parents on social media. These are behavioral and conversational indications of target Dig users:

1. Passionate dog-parents consider their dog to be their baby and their motto is, “all you need is love.” Passionate future dog-parents are most likely to dogsit their friends’ dogs or be foster-parents.
2. Playful dog-parents say their dog is their best friend, and their motto is, “a tired dog is a happy dog.” Playful future dog-parents take the long route on a walk to pass and see the dogs in the dog park.
3. Practical dog-parents consider their dog to be part of their pack, and their motto is, “my dog’s behavior is a reflection of me.” Practical future dog-parents will stop mid-sentence to point out there’s a dog nearby.

Success

Progress Thus Far

Growth and Partnerships

Dig has strategic partnerships with significant companies such as to sponsor and host events in dog-friendly spaces, such as at WeWork locations, to create co-promotional marketing campaigns for dog owners with companies such as Pet Supplies Plus, Nulo Pet Food, and Rover, and for data sharing opportunities with companies like PupJoy. Dig also features adoptable dogs from rescue partners on all @DigDates social posts and in paid digital marketing.

- Hosted launch events in Boston MA, Brooklyn NY, East Village NY, Chelsea NY, New Orleans LA, Shreveport LA, Orlando FL, Chicago IL, Detroit MI, San Francisco CA, and Austin TX. Additional plans for upcoming events in 2019.
- Currently working collaboratively with many of the key players in our space such as BarkBox, PupJoy, and Pet Supplies Plus who are helping us shape our growth strategy and connecting us to support channels of different natures to assist our growth in areas of co-promotional campaigns, introductions to potential partners and and strategic investors
- Secured 62+ advertising, events, and digital marketing partners as well as 6 strategic partnerships with major national brands
- Appeared live on Cheddar TV, on Forbes.com, in Cosmopolitan Magazine, on numerous radio stations, across Hearst TV News Stations, dozens of online publications and more. For links to all press coverage, visit DigDates.com/press
- Started generating advertising and sponsorship revenues to fund user acquisition

Technology and Business Development

- Launched iOS in App Store in February, 2018. Launched Android in Google Play store October, 2018. Reached 13,750+ downloads
- Dig trademark approved
- The Dig Development Team Lead manages our offshore development team and is growing our data science team of consultants and talented interns
- Raised $170,000 in SAFE Notes in Friends and Family round
- Built a secure, highly scalable product and created unique code and algorithms to increase users' matching probability
- Hired first 4 Dig Event Specialists and began ambassador program to drive downloads and sales of vendor space to small dog-businesses at events
- Built strong team of advisors in marketing, technology, corporate development, finance, and in the pet and dating industries
- Selected by Pet Industry leaders as one of 12 companies to showcase at the 2018 Pets & Money Summit Spotlight. Dig was a 2018 MassChallenge Accelerator Finalist and a top 100 Semifinalist for a Startup of Year Competition. Dig was one of six companies featured at Purina's Pet Care Innovation Prize Showcase in Chicago in August 2018

Dig in the Press:

Press and Media Relations

CEO Leigh Isaacson's press background gives Dig an advantage in connecting with and getting local press coverage about the app and about events. Dig has been featured in Forbes, Refinery29, Cosmopolitan Magazine, Hearst TV stations and all iHeartRadio stations across the country, The Boston Globe, The Android Police, and in dozens of additional outlets. A list of all Dig press is at DigDates.com/press

- Forbes
  - "Casey and Leigh Isaacson, sisters and co-founders of Dig – the dog person's dating app, have found a way to combine a need and a passion into one app. Dig connects people who own and love dogs to other people who either own or want to own a dog based on their dog preferences." How This Sister Duo Developed The First Successful Dating App For Dog Lovers - Forbes.com 10/26/18
- Cosmopolitan.com
  - "If you know getting a dog or merging dog families with a partner in the future is a must for you, get on Dig right now." - The Best Dating Apps for Your Ultra-Specific Taste - Cosmopolitan Magazine 10/17/18
- Refinery29

- “If you're a dog person only looking to date other dog people (which is fair), this is the dating app for you. You don't have to be a dog owner to use the app, but if you are, you can make a profile for you and your dog, and then filter your potential matches based on whether they have a dog, as well as the size of their dog. It's definitely one of the most wholesome dating apps out there, which is refreshing, to say the least.” - Refinery29 - 10/18/18

- The Business Journals
  - “Signs of a winning startup idea include would-be employees offering to work for free and companies paying for partnership opportunities. Entrepreneur sisters Leigh Isaacson and Casey Isaacson have enjoyed both as they've barnstormed the country, introducing their dating app for dog lovers.” - Austin Business Journal - 11/16/2018

As seen on

KPIs

- **New Downloads:** How many downloads are we getting each day and each month, how does the increase in downloads correlate with any marketing or events, and is this number increasing each month
- **Engagement:** How often are users on the app, and how many minutes are the using the app for?
- **New Partnerships:** What businesses have we begun co-promotional, event-based, or other partnerships within the last month?
- **Brand Awareness and Affinity:** Are people talking about Dig on social media? Are we getting press related to Dig or featuring Dig?
- **Data and Technology:** Has our product increased in efficiency and scalability and does it appropriately and securely garner valuable data and information?

Growing Number of Dig Users



Team

Dig's management team brings laser focused goal seekers together with experiences unique to the pet industry. With less than $200,000, the core team of four people has built a beautifully designed, strong product for iOS and Android users while also growing immense brand affinity and excitement for the company. The Dig team has attracted talented employees who have offered to work for free in order to join the team, and businesses already pay to have their name associated with Dig through events, creative content, and partnerships. Through their experiences in past startups and from outside perspectives, the Dig management team finds and harnesses enthusiasm and talent, maintains open communication and constant curiosity, and dedicates their full time and resources to the growth of Dig.



Leigh Isaacson Co-Founder and CEO

6+ years of communications and management expertise as an investigative TV reporter, Regional Director of a large Louisiana nonprofit, and adjunct professor of Media, Terrorism and Disasters and Introduction to Journalism at Tulane University.



Casey Isaacson Co-Founder and Chief Creative Officer

Casey has 6+ years of creative direction experience from multiple significant advertising agencies. Clients included Wall St Journal, Macy’s, American Express and many more.



Keith Isaacson Co-Founder

Startup experience in the medical, property development, and restaurant fields. He founded five medical startups with two exits.



Charles Feinn Chief Technology Officer

Charles is a product designer, iOS developer, and entrepreneur with specialties in management, UX & UI design, innovation, and strategy.

Advisors and Investors

- Attorney: Jones Walker LLP
- Accountant: Bates, Chamberlain & Associates, LLC
- Mentors and Advisors: Dig's team of advisors have expertise in dating apps, mobile technology, start-up investments, product management, pet technology, marketing and data analytics, and artificial intelligence integration.
    - Alison Hall (Advisor and Investor): former V.P. Marketing Insights and Advanced Analytics at AT&T
    - Cindy Starr: SVP, Marketing at Vistaprint. Former VP, Managing Director of One to One Interactive where she led marketing, acquisition and retention strategies for clients such as Comcast, Liberty Mutual and The Make-A-Wish Foundation
    - Diego Concha: Consulting Frontend Architect and CTO. Mentor for Fortune 500 companies. Expertise in technology, user experience, product development and business strategy
    - Shiboomi LLC: The Co-Founder and CEO of Shiboomi and Managing Director of Shiboomi's investment banking arm advises on corporate development, strategic opportunities and partnership, management, and crisis navigation services
    - Gregg Garrett (Investor and Advisor): Gregg has founded multiple companies, is adjunct faculty at several business schools, sits on multiple advisory boards, mentors in pre-seed stage accelerators, and is a successful international public speaker. He is also the author of the bestselling business book, Competing in the Connecting World. His specialties include strategy formulation & implementation, corporate innovation & corporate venture, IT and digital strategy, and IoT
- Banker: Jill Jackson, Chase Bank

Use of Proceeds

Dig is seeking $750,000 in investment, $107,000 of which we plan to raise through this Netcapital Offering, in order to strategically and efficiently expand into the 60 million person U.S. online dating market for dog lovers by the end of 2019.

- Marketing/Events & Customer Acquisition- Build-out marketing team and brand ambassadors; drive targeted hyper-localized marketing, events, PR, and partnerships. Strategically target all efforts in this area to try to achieve 100,000 active users and maximize advertising and partnership revenues.
    - $228,800
- Business Operations & Development- Build-out management team to strategically maximize growth of company and products.
    - $233,600
- Technology Development & Operations- Build-out tech team; continue to advance technology so that it can handle large volume of users, has advanced functionality, and interface continues to be appealing and user friendly; develop and maximize valuable data analytics.
    - $197,600
- General/Administrative- General and administrative fixed costs to keep company operational at this level.
    - $90,000


That's it for today
We'll sniff out up to 5 more people for you tomorrow.
1:00:00
Fundraising:
Seed Round Use of Proceeds
Marketing/Events & Customer Acquisition- Build-out marketing team and brand ambassadors; drive targeted hyper-localized marketing, events, PR, and partnerships. Strategically target all efforts in this area to try to achieve 100,000 active users and maximize advertising and partnership revenues.
Business Operations & Development- Build-out management team to strategically maximize growth of company and products.
Technology Development & Operations- Build-out tech team; continue to advance technology so that it can handle large volume of users, has advanced functionality, and interface continues to be appealing and user friendly; develop and maximize valuable data analytics.
General/Administrative- General and administrative fixed costs to keep company operational at this level.

Be a Part of Dig - The Dog Person's Dating App

This is an offering of Common Stock, under registration exemption 4(a)(6), in Dig Dates, Inc., doing business as Dig - The Dog Person's Dating App. This offering must raise at least $10,000 by March 21, 2019 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Dig - The Dog Person's Dating App may issue additional securities to raise up to $107,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

9,214,000 shares × $0.50 per share
= $4,607,000 implied valuation

Pitch Deck


dig
THE DOG PERSON'S DATING APP


Dig pierces the booming $87B US pet industry through our lead product: Dig - The Dog Person's Dating App.
Dig is in a unique position to drive value and leverage the demand for pet technology and data by connecting the dog-loving community online as well as through localized events.


The Problem
Pet companies are searching for new means of connecting with and learning about the growing consumer base of millenial dog owners.
Dog lovers want to date others who will welcome and accept their dogs as part of their lives. They need to sift out people who don't like dogs from general dating apps. Happening now is a significant shift in the dating app world towards niche dating apps.
Even though millennials spend an average of 10 hours a week on dating apps, ⅓ of people on dating apps never make it out to a real, in-person date because of the gamification of dating.
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The Solution
The intelligent information and data garnered from the Dig App offers valuable opportunities for the pet tech industry. Dig is in a unique position to leverage the demand for new pet products and services.
Dig creates a dating community dedicated to dog-lovers and dog owners. Dig is the best way for dog lovers and dog owners to connect and find a compatible date.
Dig has unique features to plan a dog-friendly date from the app.
Dig presents the 5 best dating profiles for each user everyday based on data and machine learning.
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The App – How It Works

Simple Profile Creation | Dig, Really Dig or Pass | Plan a Date


I am a...
Billy & Hyde
Need a Date? Foster a Dog.

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The App - Sponsored Features

Dog-Friendly Locations | Daily Deal | Tip or Trick of the Day


Pet Grooming On Demand
Tip of the day

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Dig's Intelligent Information
Unique B2B Opportunities and Examples



1. Dig reaches both dog owners and aspiring dog owners - a valuable opportunity for **large pet brands** like Nulo Pet Food to connect with Dig users on an emotional level before they get a dog through in-app sponsorships and co-promotional campaigns.

2. Dig users connect and share significant lifestyle, health, and aspirational information about their dogs in their bios, photos, and in conversations with other users. **Small pet companies** like PupJoy will benefit from learning about their customers on Dig through Dig Data Portraits.

3. A successful relationship created signifies a valuable and important moment in the dog's life when it may go from one owner to two - doubling possible household resources and time for the dog. **Pet industry leaders** like Purina and Mars Petcare and **dog-friendly brands** such as WeWork will benefit knowing this valuable lifestyle change opportunity.

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The Dig App captures the energy of dating and finding true love and infuses it with the passion and commitment of dog lovers


Market Opportunity

Market Opportunity:
Online Dating



1 in 5 of all committed relationships in the U.S. start with online dating

Online dating is the 2nd most common way for heterosexual couples to meet



It's the most common way for homosexual couples to meet

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Market Opportunity:
Single Dog Owners

55%
Of single adults in the U.S. are pet owners, and pet ownership among singles is on the rise

89.7M
dogs in U.S. households. Americans are projected to spend $87 billion on their pets in 2018

Millennials now represent the 35% of all pet owners in the U.S. - the largest demographic of pet owners



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Market Opportunity:
Single Dog Owners

WAG, THE DOG WALKING APP, SURVEYED 3,500 DOG OWNERS AND FOUND:

- 86% would break up with their significant other if they weren't into their dog
- 3 in 10 dog parents have used their dog to attract a potential partner
- 60% say they've been flirted with while walking their dog
- On dating apps, 73% of dog parents are more likely to engage with a person's profile picture if it includes a dog
- 78% of dog parents are more likely to go home with someone if they say they also have a dog



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Market Opportunity:
Pet Industry Expenditures



70
53
35
18
0
(In $ Billions)
2007
2009
2011
2013
2015
2017

Pet owners continue to increase their spending. Companies in pet tech and pet products and services need new access, information, and valuable "moments" to connect with pet lovers. Dig can provide this data and connection.

By 2020, the U.S. pet industry is expected to reach **$96 billion in sales**, according to Packaged Facts, a leading market research firm.

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Go to Market Strategy

Press and Media
Visit DigDates.com/press

Forbes, REFINERY29, cheddar, COSMOPOLITAN, Detroit Free Press, BuzzFeed, The Boston Globe, Bloomberg, ABC 7 CHICAGO, WCBU NEWS, PURINA, iHeart RADIO, VOICE, NBC BOSTON, BOSTINNO, Pet Business, The Sniff for dog people, People pets, GDI

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DIG
SAN FRANCISCO
LAUNCH
dig wework
Dig San Francisco Launch!

Acquiring Customers and Driving Revenue

- Dog-Friendly Events and Experiences
- Digital Marketing Partnerships
- Public Relations and Press
- Content Distribution to Influencers
- Digital Advertising
- Event Sponsorships
- Strategic Pet Industry Partnerships
- Consumer Data Shares

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Patrick's Day
DOG PARADE
PATRICK'S PARK

Launch Events - Dig launch events around the country range in size from 50-350 attendees (and their dogs). We strategically partner with both large brands and local businesses and rescue organizations at each event to connect with their followers and customers.

Dig Events


NOLA DOG MOM'S DAY
DIG NY LAUNCH
PUPS & PRIDE
DIG DETROIT LAUNCH
DIG BOSTON LAUNCH
DIG SF LAUNCH

Upcoming Dig Events

- Dig and WeWork have plans to throw another dog friendly event together in Austin on November 8, 2018
- Dig and WeWork have tentative plans for events in Portland and Vancouver in January and Los Angeles in February 2019. Other events are being planned across the country for the rest of 2019
- See video examples of Dig events at https://digdates.com/pastevents/

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Strategic Partnerships

Dig has strategic partnerships with significant companies to sponsor and host events in dog-friendly spaces, such as at WeWork locations, to create co-promotional marketing campaigns for dog owners with companies such as Pet Supplies Plus and Rover, and for data sharing opportunities.


YOUR DAILIES
Need a Date? Foster a Dog.

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Advertisement Customers & Digital Marketing Partner Examples

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YOUR DAILIES
Need a Date? Foster a Dog.

Marketing Trade

Companies pay to be featured on the app or they are featured in a trade for free advertising:

- Daily Deal
- Dog Friendly Locations
- Tip or Trick of the Day
- Event Sponsorships
- Dig Unleashed Content

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